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                              EMPLOYMENT AGREEMENT

         AGREEMENT made as of the 27th day of October, 1996 by and between WILLIAMS HOSPITALITY GROUP INC., a Delaware corporation (the "Company") with its principal place of business at c/o El San Juan Hotel & Casino, 6063 East Isla Verde Avenue, Carolina, Puerto Rico 00979 and BRIAN GAMACHE ("Executive") residing at 7 Candina Street, Condado, Santurce, Puerto Rico 00907.

                              W I T N E S S E T H :

            WHEREAS, the Company and Executive are parties to an employment agreement dated October 27, 1994 which expires on October 27, 1996; and

            WHEREAS, the Company and Executive desire to enter into a new employment agreement on the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

         1. DUTIES.

            1.1 The Company hereby employs Executive as an executive of the Company to perform services as President and Chief Operating Officer or to perform such other supervisory, managerial or executive duties on behalf of the Company as the Board of Directors or the Chairman of the Board of the Company may from time to time determine.

            1.2 Executive hereby accepts such employment. Throughout the period of his employment by the Company, Executive will devote his full time, attention, knowledge and skills, faithfully, diligently and to the best of his judgment and ability, to the performance of the duties assigned to him under
Section 1.1 hereof and in furtherance of the business of the Company and any affiliate of the Company, and will observe and carry out such rules, regulations, policies, directions and restrictions as the Company and any affiliate of the Company shall from time to time establish. Executive shall at all times conduct himself in a manner so as to remain eligible to perform his duties under the laws of the Commonwealth of Puerto Rico, including laws, rules and regulations relating to gambling. Executive will do such traveling as may be reasonably required of him in the performance of his duties hereunder. At the Company's request, Executive shall serve as an officer or director of the Company or any affiliate of the Company without additional compensation.

            1.3 Executive shall not, without the written approval of a majority of the Company's Board of Directors first had and obtained in each instance, directly or indirectly, accept employment or compensation from or perform services of any nature for, any business enterprise other than the Company or any affiliate of the Company. The foregoing shall not







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preclude   Executive's   participation   in  non-profit   organizations   and/or
associations related to the tourism and hotel industries that will directly or indirectly benefit the Company.

         2. TERM OF EMPLOYMENT. Executive shall be employed under this agreement for an initial term of two years commencing October 27, 1996 and ending October 27, 1998; provided, however, that the term shall be deemed automatically extended from time to time such that such term shall at no time be less than one year and provided further that such term and Executive's employment hereunder may be terminated earlier by either party as provided in Section 6 hereof.

         3. BASE COMPENSATION. As base compensation for the performance by Executive of his obligations under Section 1 hereof, the Company shall pay Executive a salary at the rate of not less than $300,000 per year, payable in accordance with the Company's customary payroll practices for senior executives.

         4. ADDITIONAL BENEFITS. In addition to his base salary, Executive shall be entitled to the following benefits:

               (i) Executive shall be entitled to participate in bonus and incentive plans generally available to senior executives of the Company which may be in effect from time to time during the period of his employment hereunder. The Company shall be under no obligation to institute or continue the existence of any such plans. Executive's bonus for the fiscal year ended June 30, 1997 shall not be less than $50,000.

               (ii) Executive shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any health and life insurance plans generally available to the executives of the Company which may be in effect from time to time during the period of his employment hereunder. The Company shall be under no obligation to institute or continue the existence of any such plans; provided, however, that during the period of Executive's employment hereunder, the Company shall, to the extent it is available at normal rates, provide Executive with (i) $500,000 in term life insurance, and (ii) additional whole life insurance, with respect to which executive shall be entitled to the cash surrender value, in a face amount equal to the lesser of $500,000 or such amount of whole life insurance as may be obtained by the payment of annual premiums of $5,000. Executive shall be entitled to designate the beneficiaries under each of such policies. Executive shall submit to any physical examinations which may be necessary to obtain such insurance.

               (iii) The Company shall reimburse Executive for reasonable and necessary expenses incurred by him in connection with the business of the Company, including, but not limited to, travel and lodging, in accordance with the reimbursement policy followed by the Company with respect to its executives. Executive will present receipts or vouchers for any requested reimbursements in accordance with the Company's policies.

               (iv) Executive shall be entitled to paid vacation each year during the period of his employment hereunder in accordance with the Company's customary practices, such vacations to be taken at times mutually agreeable to Executive and the Board of Directors

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of the Company.  Vacation time may not be accumulated and Executive shall not be entitled to payment for unused vacation time if he voluntarily leaves the employment of the Company or is terminated for cause. In other circumstances, vacation time shall be prorated.

         5. RESTRICTED ACTIVITIES.

            5.1 During the period of his employment hereunder and a further period of one year following the effective date of termination of such employment, Executive shall not directly or indirectly, own, manage, operate, invest in or otherwise participate in or be connected with, in any manner, whether as an officer, director, employee, partner, investor or otherwise (i) any entity which is engaged in the same or any similar business as the Company or (ii) any entity which is engaged in any business which renders services to or otherwise does business with the Company or any hotel or other facility owned or managed by the Company; or (iii) any tenant of any hotel or other facility owned or managed by the Company; or (iv) any entity which owns property which is leased or utilized by the Company or any hotel or other facility owned or managed by the Company or which may be necessary or desirable to or for the Company or any hotel or other facility owned or managed by the Company. To the extent the restrictions in this Section 5.1 apply after the period of
Executive's employment hereunder, the geographical area to which such restrictions are applicable shall be the Commonwealth of Puerto Rico and the Caribbean. Nothing herein contained shall be deemed to prohibit Executive from passively investing his funds in securities of a company if the securities of such company are listed for trading on a national stock exchange or traded in the over-the-counter market and Executive's holdings therein represent less than one percent of the total number of shares or principal amount of other securities of such company outstanding.

            5.2 During the period of his employment hereunder and for a further period of one year following the effective date of termination of such employment, Executive shall not, for himself or on behalf of any other person, partnership, corporation or entity, directly or indirectly, (i) call on any customer or client of the Company or any hotel or other facility owned or managed by the Company for the purpose of soliciting, diverting or taking away any customer or client from the Company or such hotel or facility or (ii) induce, influence or seek to induce or influence any person who has been engaged as an employee, representative, agent, independent contractor or otherwise by the Company or any hotel or facility managed by the Company, to terminate his or her relationship with the Company or such hotel or facility.

         6. TERMINATION AND DEATH BENEFITS.

            6.1 Executive may terminate his employment hereunder by providing the Company at least 90 days' prior written notice designating his desired termination date. In such event, Executive shall be entitled to continue to receive all payments and benefits to which he is entitled hereunder, and Executive shall continue to perform his obligations hereunder through the effective date of the termination set forth in Executive's notice, or such earlier date as the Company shall determine to terminate Executive's employment as provided in this Section 6.1. If Executive has performed his obligations through the effective date of termination, the Company shall also pay Executive an amount equal to one year's base salary payable as follows: an amount equal to three months' base salary shall be paid on the termination date, and the

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balance  shall be paid in equal  installments  beginning on the first  customary salary payment date of the Company occurring after three months from the termination date and ending on the customary salary payment date occurring 12 months from the termination date. If Executive shall commence new employment at any time prior to one year after the termination date, the amount payable by the Company under the preceding sentence shall be reduced by the amount of compensation paid to or accrued by Executive with respect to such new employment during such one year period, but in no event shall the amount payable by the Company to Executive be less than three months' base salary. After receipt of Executive's notice of termination, the Company shall have the right to terminate Executive's employment at an earlier date then that set forth in Executive's notice by providing written notice to Executive of such earlier date.

            6.2 The Company may terminate Executive's employment hereunder without cause by providing Executive at least 90 days' prior written notice designating the desired termination date. In such event, Executive shall be entitled to continue to receive all payments and benefits to which he is entitled hereunder and shall continue to perform his obligations hereunder through the effective date of such termination set forth in the Company's notice. If Executive has performed his obligations through the effective date of termination, the Company shall also pay Executive an amount equal to two years' base salary, payable one-half on the termination date and the balance on the first anniversary of the termination date.

            6.3 The Company may also terminate Executive's employment hereunder with cause by providing Executive at least ten days' prior written notice designating the desired termination date. In such event, Executive shall be entitled to continue to receive all payments and benefits to which he is entitled hereunder and shall continue to perform his obligations hereunder through the effective date of such termination set forth in the Company's notice. For purposes hereof, cause shall only include: (i) the commission by Executive of a felony or any act of dishonesty or act of infidelity to the Company; (ii) the willful failure to follow lawful directions of the Board of Directors of the Company; or (ii) the failure to maintain in good standing any licenses or permits required by governmental authorities for the performance of Executive's obligation. It is understood that the mere poor financial performance of the Company shall not be deemed grounds for termination of Executive for cause.

            6.4 In the event Executive shall die during the period of Executive's employment hereunder, the Company shall pay death benefits to Executive's wife or to such other person or persons as he shall, at his option, from time to time designate by written instrument delivered to the Company, each subsequent designation to be deemed to revoke all prior designations, or if his wife shall predecease him and no such designation is made, to his estate, in an amount equal to one year's base salary, payable in a lump sum within 90 days after Executive's death. In the event Executive shall die after the period of Executive's employment hereunder but prior to the date payments are to be made by the Company pursuant to Sections 6.1 through 6.3 above, such payments shall nevertheless be made when due to Executive's beneficiary determined as provided above in this Section 6.4.

         7. ENTIRE AGREEMENT. This agreement supersedes any prior agreement or understanding with respect to the subject matter hereof and constitutes the entire agreement of

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the parties  hereto.  No  amendment  or  modification  hereof  shall be valid or binding unless made in writing and signed by the party against whom enforcement thereof is sought.

         8. NOTICES. Any notice required, permitted or desired to be given pursuant to any of the provisions of this agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by certified mail, return receipt requested, postage and fees prepaid, or sent by responsible overnight delivery service or transmitted by telephone facsimile to either of the parties at such party's address set forth below, or to such other address as such party may specify from time to time by notice to the other given in accordance with the provisions hereof:

                         If to the Company:

                         Williams Hospitality Group Inc.
                         c/o El San Juan Hotel & Casino
                         6063 East Isla Verde Avenue
                         Carolina, Puerto Rico  00979
                         Attention:  Chairman of the Board

                         If to Executive:

                         7 Candina Street
                         Condado
                         Santurce, PR  00907

The date of the giving of any notice sent by mail shall be the date two days after the posting of the mail.

         9. NO ASSIGNMENT. Neither this agreement nor the right to receive and payments hereunder may be assigned by Executive. Neither this agreement nor the right to Executive's services hereunder may be assigned by the Company. This agreement shall be binding upon and shall inure to the benefit of Executive, his heirs, executors and administrators and the Company, its successors and assigns.

         10. NO WAIVER. No course of dealing nor any delay on the part of the Company or Executive in exercising any rights hereunder shall operate as a waiver of any such rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

         11. GOVERNING LAW. This agreement shall be governed, interpreted and construed in accordance with the laws of the Commonwealth of Puerto Rico applicable to agreements entered into and to be performed entirely therein.

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         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed on the day and year first above written.

                                                 WILLIAMS HOSPITALITY GROUP INC.

                                                 By:
                                                    ----------------------------
                                                    Louis J. Nicastro, Chairman



                                                    ----------------------------
                                                    BRIAN GAMACHE






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